McCarthy Tétrault LLP
Suite 3300, 421 7th Avenue SW
Calgary AB T2P 4K9
Canada
Tel: 403-260-3500
Fax: 403-260-3501

mccarthy tetrault

January 10, 2011

Oncolytics Biotech Inc.
Suite 210, 1167 Kensington Crescent NW
Calgary, Alberta T2N 1X7

Dear Sirs/Mesdames:

Re: Oncolytics Biotech Inc.

We have acted as Canadian counsel to Oncolytics Biotech Inc. (the "**Company**") in connection with the registration by the Company, pursuant to a registration statement (the "**Registration Statement**") on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of common shares of the Company issuable pursuant to options granted under the Company's Amended and Restated Stock Option Plan, dated December 1, 2010 (the "**Plan**").

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

Scope of Review

We have examined such statutes, public records, corporate records and documents, have considered such matters of law and have made such enquiries of officers of the Corporation and other persons as we have considered appropriate or necessary as the basis of the opinions expressed herein. In such examinations, we have assumed (a) the genuineness of the signatures of and the authority of persons signing documents examined by us, (b) the authenticity of all documents examined by us which were submitted as originals, (c) the conformity to authentic original documents of all documents examined by us which were submitted as certified, conformed, facsimile or photostatic copies of original documents and of all documents electronically retrieved, and (d) the identity and capacity of all individuals acting or purporting to act as public officials.

As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate dated January 10, 2011 of an officer of the Company as to certain factual matters relating to the Corporation (the "**Officer's Certificate**").

Other than our review of the Officer's Certificate, the Registration Statement and our current file related to this matter, we have not undertaken any special or independent investigation to confirm the accuracy of the facts contained in such materials or to determine the existence or absence of any other facts or circumstances relating to the Corporation. No inference as to our knowledge as to such facts and circumstances should be drawn from our representation of the Corporation.

Qualifications and Assumptions

The opinions expressed herein are subject to the following qualifications and assumptions:

(a) for the purposes of the opinions set out below, we have relied solely on the Officer's Certificate; and

(b) we express no opinion as to the compliance of the Registration Statement with applicable laws of the United States.

Applicable Law

The opinions expressed below are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein, as such laws exist and are construed at the date hereof.

Opinions

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. a maximum of 6,154,997 common shares of the Company ("**Option Shares**") may be reserved for issuance pursuant to the Plan; and

2. the Option Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion is given solely for your use and benefit with respect to the matters described herein, and may not be relied on by, nor may copies be delivered to, any other person without our prior express written consent.

Yours truly,

"McCarthy Tétrault LLP"